EXHIBIT 23.2

Consent of Deloitte & Touche LLP, Independent Auditors

We consent to the incorporation by reference in this Registration Statement of Westwood Holdings Group, Inc. on Form S-3 of our report dated February 19, 2003, relating to the consolidated financial statements of Westwood Holdings Group, Inc. as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the accounting for a stock split, the adoption of Statement of Financial Accounting Standards No. 148 and the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in the Annual Report on Form 10-K of Westwood Holdings Group, Inc. for the year ended December 31, 2002, and to the references to us under the heading “Experts” in the Prospectus.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

August 4, 2003